Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION EARNINGS TOTAL $577,000
FOR THIRD QUARTER OF 2011
BILOXI, MS (October 26, 2011)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, earned $577,000 in the third quarter of 2011, a decline of 29% from the second quarter of 2011, but a 59% increase over the same period a year ago, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.
Earnings for the nine-month period ended September 30, 2011, totaled $1,825,000, a decrease of 32% from the same period in 2010. Net income for the year to date includes gains from sale of securities of $794,000, gains on death benefits of life insurance policies of $470,000, losses from the write down of foreclosed property of $666,000 and losses from the charge off of interest income on loans placed on nonaccrual of $536,000.
Earnings per weighted average share for third quarter of 2011 were $.12, compared to $.07 in third quarter of 2010. Earnings per share figures are based on 5,136,918 weighted average shares outstanding as of September 30, 2011 and 5,151,697 as of September 30, 2010.
“Our bank’s bottom line is still being pressured by extremely low net interest margins and economic uncertainty,” said Swetman. “However, our loan loss provision continues to decline and loan volume appears to be recovering, giving us increased confidence going into the fourth quarter. For 2012 we should see positive loan growth and increased interest income,” he added.
“Loan volume has increased for the last three quarters, reaching $422,000,000 at the end of the most recent period, a 7.3% jump from the second quarter. This is a 3.12% loan growth since the first of the year and well exceeds our projection for 2011,” added Swetman.
Provision for loan losses in third quarter of 2011 totaled $544,000, compared to $1,045,000 for the same period last year. For the first nine months of 2011, the provision was $1,731,000, compared to $3,780,000 for the same period in 2010.
Primary capital increased to 14.17% in the most recent quarter, compared to 13.74% in third quarter 2010 and 13.94% in second quarter 2011.
Founded in 1896, with $817 million in assets as of September 30, 2011, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION FINANCIAL HIGHLIGHTS
(Unaudited) (In thousands, except weighted average shares and per share figures)
EARNINGS SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net interest income	$5,432	$5,730	$16,981	$19,279
Provision for loan losses	544	1,045	1,731	3,780
Non-interest income	2,960	2,213	7,434	8,031
Non-interest expense	7,419	6,931	21,349	20,548
Income taxes	(148)	(397)	(490)	300
Net income	577	364	1,825	2,682
Earnings per share	.12	.07	.36	.52
TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Allowance for loan losses, beginning	$6,713	$9,168	$6,650	$7,828
Recoveries	14	91	207	165
Charge-offs	(246)	(1,308)	(1,563)	(2,777)
Provision for loan losses	544	1,045	1,731	3,780

Allowance for loan losses, ending	$7,025	$8,996	$7,025	$8,996

ASSET QUALITY

	September 30,
	2011	2010
Allowance for loan losses as a percentage of loans	1.66%	2.13%
Loans past due 90 days and still accruing	$6,380	$3,159
Nonaccrual loans	32,244	22,127
PERFORMANCE RATIOS (annualized)

	September 30,
	2011	2010
Return on average assets	.30%	.42%
Return on average equity	2.33%	3.38%
Net interest margin	3.24%	3.44%
Efficiency ratio	94%	87%
Primary capital	14.17%	13.74%
BALANCE SHEET SUMMARY

	September 30,
	2011	2010
Total assets	$817,267	$819,437
Loans	422,157	422,162
Securities	311,736	313,043
Other real estate (ORE)	6,963	2,819
Total deposits	487,854	532,916
Total federal funds purchased	172,941	142,381
Shareholders’ equity	107,611	108,142
Book value per share	20.95	20.99
Weighted average shares	5,136,918	5,151,697